Exhibit 99.1

For Immediate Release Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded management call 877-523-5612 (U.S. and Canada) 201-689-8483 (other countries) Pass code: 9256278 (Walmart)
Walmart announces Q4 underlying1 EPS of $1.61 and
additional strategic investments in people & e-commerce;
Walmart U.S. comp sales increased 1.5 percent
Fourth quarter highlights

•
Underlying[1] EPS: Wal-Mart Stores, Inc. (Walmart) reported fourth quarter fiscal year 2015 underlying[1] diluted earnings per share from continuing operations (EPS) of $1.61, compared to last year's underlying[1] EPS of $1.60.

•
Reported EPS: Reported EPS was $1.53, which includes a negative impact of $0.08 per share from certain discrete items. The company incurred a charge of $0.05 for a wage and hour litigation matter, and a charge of $0.03 for Walmart Japan store closures, both previously disclosed. Last year's EPS was $1.34, which includes a negative impact from discrete items totaling $0.26.

•
Comps: Walmart U.S. comp sales increased 1.5 percent for the 13-week period ended Jan. 30, 2015. Comp sales for the Neighborhood Market format increased approximately 7.7 percent. Sam's Club comp sales, without fuel,[1] increased 2.0 percent for the same 13-week period.

•	Revenue: Consolidated revenue reached $131.6 billion, an increase of $1.9 billion, or 1.4 percent. Currency exchange rate fluctuations negatively impacted revenue by approximately $2.6 billion.

Full year fiscal 2015 highlights

•	EPS: Walmart's underlying[1] EPS was $5.07, and reported EPS was $4.99, which includes the negative impact of $0.08 from the discrete items noted above.

•
Revenue: Consolidated revenue reached $485.7 billion, an increase of $9.4 billion, or 2.0 percent. Currency exchange rate fluctuations negatively impacted revenue by approximately $5.3 billion. Constant currency revenue was almost $491 billion. E-commerce sales globally rose approximately 22 percent for the year, to $12.2 billion.

•	New store growth: The company added nearly 33 million square feet of retail space in fiscal 2015, with 511 net new units globally.

•	Shareholder returns: The company returned $7.2 billion to shareholders through dividends and share repurchases. [Note: Please see separate Feb. 19, 2015 news release on FY 16 dividend.]

•
Guidance: The company issued full fiscal 2016 EPS guidance range of $4.70 to $5.05, and a first quarter forecast of $0.95 to $1.10. This guidance reflects additional strategic wage and training investments for U.S. associates that were announced today, as well as incremental investments for Global eCommerce initiatives, totaling between $0.26 and $0.29 per share.

1 See additional information at the end of this release regarding non-GAAP financial measures.

BENTONVILLE, Ark., Feb. 19, 2015 -- Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the fourth quarter and fiscal year ended January 31, 2015. The company also announced a significant investment in its people and e-commerce businesses for the new fiscal year, along with its annual shareholder dividend.

Fourth quarter

Consolidated net sales for the fourth quarter were $130.7 billion, an increase of 1.4 percent over last year. This quarter included the negative impact of approximately $2.6 billion from currency exchange rate fluctuations. On a constant currency basis,1 net sales increased 3.5 percent to $133.2 billion. Membership and other income decreased 0.5 percent. Total revenue was $131.6 billion, an increase of approximately $1.9 billion, or 1.4 percent.

Consolidated net income attributable to Walmart was $5.0 billion, a 12.1 percent increase. Diluted earnings per share from continuing operations attributable to Walmart were $1.53, compared to last year's $1.34. Underlying1 diluted earnings per share from continuing operations attributable to Walmart were $1.61, compared to $1.60 last year.

Fiscal year 2015

Consolidated net sales for the year were $482.2 billion, an increase of 1.9 percent over fiscal year 2014. Net sales included approximately $5.3 billion of negative impact from currency exchange rate fluctuations. Membership and other income increased 6.3 percent. Total revenue was $485.7 billion, an increase of approximately $9.4 billion, or 2.0 percent. Constant currency revenue was almost $491 billion.

Consolidated net income attributable to Walmart was $16.4 billion, up 2.1 percent. Diluted earnings per share from continuing operations attributable to Walmart were $4.99, or 2.9 percent above last year's $4.85. Underlying1 diluted earnings per share from continuing operations attributable to Walmart were $5.07, compared to $5.11 last year.

The EPS impact of certain discrete items on the company's reported fourth quarter and fiscal year results from continuing operations was $0.08 per share. The discrete items, both of which were previously disclosed, and the respective EPS impact was as follows:

●	Wage and hour litigation matter	$0.05
●	Closure of approximately 30 underperforming stores in Japan	$0.03

Last year, the total EPS impact of discrete items on the company's reported fourth quarter and full year results from continuing operations was $0.26 per share. [Note: Details provided in press release issued Feb. 20, 2014.]

Investing for FY 2016

"We had a good fourth quarter to close out our fiscal year, with underlying EPS of $1.61. Walmart U.S. delivered better than expected comp sales. Sam's Club had its best performance of the year, and Walmart International had solid sales and profitability," said Doug McMillon, Wal-Mart Stores, Inc. president and CEO. "Like many other global companies, we faced significant headwinds from currency exchange rate fluctuations, so I'm pleased that we delivered fiscal year revenue of $486 billion. But, we're not satisfied."

1 See additional information at the end of this release regarding non-GAAP financial measures.

According to McMillon, the leadership teams are very focused on improving customer experiences through various investments and program initiatives, and for several months, developed and tested new ideas to reward associates for serving customers.

"We have work to do to grow the business. We know what customers want from a shopping experience, and we're investing strategically to exceed their expectations and better position Walmart for the future," said McMillon. "Our first priority is to run great stores and clubs. We will continue to integrate our physical locations with a great e-commerce and mobile commerce business. We're strengthening investments in our people to engage and inspire them to deliver superior customer experiences. We will earn the trust of all Walmart stakeholders by operating great retail businesses, ensuring world-class compliance, and doing good in the world through social and environmental programs in our communities."

McMillon announced a bold new initiative on pay and training for U.S. associates. Approximately 500,000 full-time and part-time associates at Walmart U.S. stores and Sam's Clubs will receive pay raises in the first half of the current fiscal year. Current and future associates will benefit from this initiative, which ensures that Walmart hourly associates earn at least $1.75 above today's federal minimum wage, or $9.00 per hour, in April. The following year, by Feb. 1, 2016, current associates will earn at least $10.00 per hour.

"Today, we announced comprehensive changes to our hiring, training, compensation and scheduling programs, as well as to our store management structure. These changes will give our U.S. associates the opportunity to earn higher pay and advance in their careers. We're pursuing a comprehensive approach that is sustainable over the long term," explained McMillon. "By realigning our store operational structure, associates can enjoy a closer relationship with their supervisors. In addition, associates will have more control over their schedules. The investment in these initiatives is more than $1 billion for this fiscal year."

Walmart associates already have the opportunity for competitive health-care and 401(k) benefits, sick leave, and access to bonus incentive opportunities, discounts and educational programs. These benefits and programs will continue to be available to current and future associates.

"Sam Walton knew that an inspired, dedicated team of associates was the way to exceed our customers' expectations," said McMillon. "He often said 'Our people make the difference.' I feel a big responsibility to carry on what that phrase represents: the care and commitment that Sam had for Walmart associates."

As part of today's announcement, Walmart and the Walmart Foundation also committed $100 million over five years to help increase the economic mobility for entry level workers by advancing their careers. This initiative will benefit the retail and service industries. The Walmart Foundation will work with other foundations, employers, community colleges and non-profit organizations to address a fundamental challenge in America -- how to better train and advance workers in the retail and adjacent sectors. Today, more than 15 million people, including 7 million women, work in retail.

"Beyond this commitment, Walmart is also piloting a new, comprehensive on-boarding and training program to create clear career pathways for associates, so they can earn more and seek promotions," McMillon explained. "We're encouraging our associates to continue their education by providing no-cost access for them to complete their high school diploma or GED, as well as free and low-cost college credit to reduce the time and cost of earning a college degree. The skills and training that an associate receives through this program will be transferable outside of Walmart."

"Walmart has represented a ladder of opportunity since Sam started the business, and we want to make sure that's the case going forward everywhere we operate, including here in the United States," added McMillon. "Globally, we have ongoing efforts in place to review our associates' compensation on a yearly basis in each of our markets. We're also proud of the growth opportunities we provide our associates around the world through training and career advancement programs."

Guidance

The company provided guidance for EPS and updated its estimate for fiscal year 2016 sales growth.

"Given the investments we're making in our worldwide e-commerce initiatives and in our associates through higher wages and training, we expect operating income to be pressured in fiscal 2016," said Charles Holley, Wal-Mart Stores, Inc. chief financial officer. "We will invest approximately $0.02 per share in the first quarter and approximately $0.20 per share for the full year in the new wage structure, comprehensive associate training and educational programs. Our incremental investment in global e-commerce initiatives will range between $0.06 and $0.09 per share this year. Together, we're investing between $0.26 and $0.29 per share for these initiatives in fiscal year 2016.

"Along with these significant investments, we expect ongoing headwinds from currency exchange rates during the year. We also consider economic conditions in our various markets and our estimated tax rate in establishing our guidance ranges for the year," added Holley. "After evaluating these factors, we are forecasting earnings per share for the full year of fiscal 2016 to range between $4.70 and $5.05. For the first quarter, EPS will range from $0.95 to $1.10."

This guidance compares to $1.10 per share Walmart reported for the first quarter of fiscal 2015 and $4.99 per share for the full year. In addition, Holley said that if currency exchange rates remain where they are today, this would cause a negative impact to fiscal year 2016 net sales of approximately $10 billion, as well as a negative impact on operating income of around $0.10 per share.

"Given the potential impact of currency headwinds, we expect that our fiscal year 2016 sales growth will be between 1 and 2 percent, versus the 2 to 4 percent we provided at our October investor conference," said Holley. "Our capital expenditure guidance of $11.6 billion to $12.9 billion, which includes investments for stores and e-commerce, remains unchanged. Our net square footage store growth target, excluding future acquisitions, remains unchanged at 26 to 30 million square feet for this year."

Returns

The company paid $6.2 billion in dividends and repurchased approximately 13.4 million shares for $1.0 billion during the year. In total, the company returned $7.2 billion to shareholders through dividends and share repurchases.

Return on investment1 (ROI) for the trailing 12-months ended Jan. 31, 2015 was 16.9 percent, which was relatively flat compared to ROI for the fiscal year ended Jan. 31, 2014. The slight change in ROI was primarily due to continued investments in store growth and e-commerce initiatives, offset by currency exchange rate fluctuations.

Free cash flow1 was $16.4 billion for the 12-months ended Jan. 31, 2015, compared to $10.1 billion in the prior year. The increase in free cash flow was primarily due to the timing of payments for accounts payable and accrued liabilities, as well as the timing of income tax payments, combined with lower capital expenditures.

1 See additional information at the end of this release regarding non-GAAP financial measures.

U.S. comparable store sales results

The company reported U.S. comparable store sales based on its 13-week and 52-week retail calendar for the period ended Jan. 30, 2015 and its 14-week and 53-week retail calendar for the period ended Jan. 31, 2014 as follows:

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended*		13 Weeks Ended*		13 Weeks Ended*
	1/30/2015	1/31/2014	1/30/2015	1/31/2014	1/30/2015	1/31/2014
Walmart U.S.	1.5%	-0.4%	1.5%	-0.4%	0.0%	0.0%
Sam's Club	2.0%	-0.1%	-0.4%	-0.1%	-2.4%	0.0%
Total U.S.	1.6%	-0.4%	1.2%	-0.4%	-0.4%	0.0%

	Without Fuel		With Fuel		Fuel Impact
	52 Weeks Ended*		52 Weeks Ended*		52 Weeks Ended*
	1/30/2015	1/31/2014	1/30/2015	1/31/2014	1/30/2015	1/31/2014
Walmart U.S.	0.5%	-0.6%	0.5%	-0.6%	0.0%	0.0%
Sam's Club	0.5%	0.7%	-0.1%	0.4%	-0.6%	-0.3%
Total U.S.	0.5%	-0.4%	0.4%	-0.4%	-0.1%	0.0%

*The retail sales calendar for the year ended January 31, 2014 included 53 weeks. As such, fiscal year 2014 comparable store sales presented above are for the 14 weeks and 53 weeks ended January 31, 2014.

During the 13-week period, Walmart U.S. comp traffic rose 1.4 percent, while average ticket increased 0.1 percent.

Excluding fuel,1 for the 13-week period, Sam's Club comp traffic was up 1.5 percent, and average ticket increased 0.5 percent.

The company's e-commerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated e-commerce distribution facilities, as well as an estimate for sales initiated online, but fulfilled through the company's stores and clubs. For the 13-week period,
e-commerce sales positively impacted comp sales in Walmart U.S. by approximately 30 basis points, and positively impacted Sam's Club comp sales by approximately 40 basis points.

"Our fourth quarter was the first positive traffic comp we've had since the third quarter of fiscal year 2013," said Greg Foran, Walmart U.S. president and CEO. "Walmart U.S. had increased traffic during the six-week holiday season, with strong sales in seasonal, toys, home and apparel. We completed almost 1 billion total transactions during the holiday season, including our largest online day ever on Cyber Monday. We are also pleased to deliver positive comp sales for the full year."

Foran also noted the strong comp sales of Neighborhood Market stores.

"Neighborhood Markets delivered approximately a 7.7 percent comp during the quarter," he said. "We opened 233 Neighborhood Markets during the year, and customers like their easy and convenient access to fresh foods, pharmacy and services."

"Throughout the year, we've seen meaningful acceleration culminating in comp sales, without fuel, of 2.0 percent for the 13-week period," said Rosalind Brewer, Sam's Club president and CEO. "Strong holiday execution, combined with our strategic investments in member value, merchandise relevance and the integration of digital and physical boosted our performance."

1 See additional information at the end of this release regarding non-GAAP financial measures.

Net sales results

Net sales, including fuel, were as follows:

	Three Months Ended			Fiscal Years Ended
	January 31,			January 31,
(dollars in billions)	2015	2014	Percent Change	2015	2014	Percent Change
Walmart U.S.	$79.571	$76.433	4.1%	$288.049	$279.406	3.1%
Walmart International	36.205	37.674	-3.9%	136.160	136.513	-0.3%
Sam's Club	14.874	14.679	1.3%	58.020	57.157	1.5%
Consolidated	$130.650	$128.786	1.4%	$482.229	$473.076	1.9%

The following explanations provide additional context to the above table for the fiscal year.

•
On a constant currency basis,[1] Walmart International's net sales for the year were $141.4 billion, an increase of 3.6 percent over last year. Currency exchange rate fluctuations negatively impacted net sales by $5.3 billion.

•	Sam's Club net sales, excluding fuel,[1] were $51.6 billion, an increase of 2.1 percent over last year.

•	On a constant currency basis,[1] consolidated net sales increased 3.0 percent to $487.5 billion.

"I'm pleased with our International performance, as we've remained committed to our strategic priorities," said David Cheesewright, Walmart International president and CEO. "We've produced solid sales and operating income growth, despite operating in a challenging, competitive retail environment and with significant currency headwinds. Our teams continue to drive innovation in e-commerce by expanding our online presence and offering multiple ways for our customers to shop."

E-commerce sales globally rose approximately 22 percent for the year, outpacing the market.

"Our investments started to enhance our customer experience during the fourth quarter across digital and physical, and we saw good sales in markets around the world. We made great progress on our priorities, including our global technology platform, next generation fulfillment network and the integration of digital and physical," said Neil Ashe, Global eCommerce president and CEO. "We have significant opportunities to grow, as our core capabilities continue rolling out to customers around the world, and we further expand mobile offerings and our fulfillment centers. Fiscal year 2016 will continue to be a building year, and we expect sales to grow globally in the mid 20s."

Segment operating income

Segment operating income was as follows:

	Three Months Ended			Fiscal Years Ended
	January 31,			January 31,
(dollars in billions)	2015	2014	Percent Change	2015	2014	Percent Change
Walmart U.S.	$6.177	$6.216	-0.6%	$21.336	$21.787	-2.1%
Walmart International	2.050	1.232	66.4%	6.171	5.153	19.8%
Sam's Club	0.510	0.395	29.1%	1.976	1.843	7.2%
Sam's Club (excluding fuel)	0.456	0.382	19.4%	1.854	1.817	2.0%
1 See additional information at the end of this release regarding non-GAAP financial measures.

For the year, Walmart U.S. operating income was impacted primarily by increased health-care costs from higher enrollment rates and medical cost inflation.
Last year's operating income for Walmart International was impacted by a number of discrete charges. The result is that year-over-year comparisons show improvement. Excluding these items from last year, Walmart International grew operating income on a reported and on a constant currency basis.

U.S. comparable store sales review and guidance

For the 13-week period ending May 1, 2015, Walmart U.S. expects comp store sales to increase between 1 and 2 percent. Last year, Walmart's comp sales were relatively flat for the 13-week period ended May 2, 2014.

Sam's Club expects comp sales, excluding fuel,1 for the 13-week period ending May 1, 2015 to rise between 1 and 2 percent. Last year, comp sales, excluding fuel,1 decreased 0.5 percent for the 13-week period ended May 2, 2014.

Walmart U.S. and Sam's Club will report comparable sales for the 13-week period ending May 1, 2015 on May 19, when the company reports first quarter results.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 250 million customers and members visit our 11,453 stores under 71 banners in 27 countries and e-commerce websites in 11 countries. With fiscal year 2015 revenue of $485.7 billion, Walmart employs approximately 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Notes

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre- recorded call offering additional comments on the quarter and the full year will be available to all investors. Information included in this release, including reconciliations, and the pre-recorded phone call and related information can be accessed via webcast by visiting the investor information area on the company's website at www.stock.walmart.com. Callers within the U.S. and Canada may dial 877-523-5612 and enter pass code 9256278. All other callers can access the call by dialing 201-689-8483 and entering pass code 9256278.

Note to media

More information on Walmart's associate pay structure and training announcement for its U.S. associates, including a blog and video from Walmart CEO Doug McMillon, letter to associates and infographics, is available at blog.walmart.com. High resolution photos of stores and customers, along with an infographic of financial highlights, are available for download at stock.walmart.com.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Forward Looking Statements

This release contains statements as to Walmart management's guidance regarding: (1) Walmart's diluted earnings per share from continuing operations attributable to Walmart for the fiscal year ending Jan. 31, 2016 and the three months ending Apr. 30, 2015; (2) the range of the per share amount of investment Walmart will make in its additional strategic wage structure and training investments for U.S. associates in the first quarter of, and for all of, the fiscal year ending Jan. 31, 2016 and the aggregate amount of that investment in the fiscal year ending Jan. 31, 2016; (3) the range of the per share amount of the incremental investment Walmart will make in e-commerce in the fiscal year ending Jan. 31, 2016; (4) the range of the total of the investment per share to be made in Walmart's additional strategic wage structure and training investments for U.S. associates in the fiscal year ending Jan. 31, 2016 and the incremental investment Walmart will make in e-commerce in the fiscal year ending Jan. 31, 2016; (5) the comparable store sales of the Walmart U.S. segment and the comparable club sales, excluding fuel, of the Sam's Club segment for the 13-week period ending May 1, 2015; (6) the growth in consolidated net sales and the possible negative impact of currency exchange rates on consolidated net sales for the fiscal year ending Jan. 31, 2016; (7) the expected global growth in e-commerce sales in the fiscal year ending Jan. 31, 2016; and (8) the range of aggregate capital expenditures and the range of growth in square footage for the fiscal year ended Jan. 31, 2015, as well as management's expectations that Walmart's operating income will be pressured in the fiscal year ending Jan. 31, 2016 and that Walmart will continue to integrate Walmart's physical locations with its e-commerce and mobile commerce business (and assumptions underlying certain of such guidance and expectations), that Walmart believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.

These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act and can be identified by the use of the word or phrase "expect," "expects," "forecasting," "growth target," "guidance," "will invest," "will continue," "will range" or "would cause" in or relating to such statements. Walmart's actual results may differ materially from the guidance provided and the expected results discussed in such forward-looking statements as a result of changes in facts, assumptions not being realized or other risks, uncertainties and factors, including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates, including unemployment and underemployment levels;

•	competitive initiatives of other retailers and other competitive pressures;

•	inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites;

•	the mix of merchandise Walmart sells;

•	availability of attractive opportunities for investment in e-commerce acquisitions and initiatives;

•	consumer acceptance of Walmart's stores and clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings;

•	disruption of and changes in seasonal buying patterns in Walmart's markets;

•	changes in the level of public assistance payments;

•	effects of weather conditions and events, catastrophes, natural disasters, public health emergencies, civil disturbances, and terrorist attacks;

•	commodity prices and the cost of goods Walmart sells;

•	transportation, energy and utility costs;

•	selling prices of gasoline and diesel fuel;

•	disruption of Walmart's supply chain, including disruption of the transport of goods from foreign suppliers to Walmart’s facilities;

•	information security events and information security-related costs;

•	trade restrictions, changes in tariff and freight rates;

•	the size and turnover of Walmart’s hourly workforce in the U.S.;

•	labor costs, including healthcare and other benefit costs;

•	casualty and accident-related costs and insurance costs;

•	the availability and cost of appropriate locations for new and relocated stores, clubs and other facilities;

•
local real estate, zoning, land use and other laws, ordinances, legal restrictions and initiatives that impose limitations on Walmart's ability to build, relocate or expand stores in certain locations;

•	delays in construction or opening of new, expanded or relocated units;

•
the availability of persons with the necessary skills and abilities necessary to meet the company's needs for managing and staffing new units and conducting their operations and to meet seasonal associate hiring needs;

•	the availability of necessary utilities for new units;

•	the availability of skilled labor in areas in which new units are to be constructed or existing units are to be relocated, expanded or remodeled;

•	changes in tax and other laws, including changes in individual or corporate tax rates and labor laws;

•	developments in, outcomes of, and costs incurred in legal proceedings to which Walmart is a party;

•	Walmart’s expenditures for FCPA- and compliance-related matters;

•	currency exchange rate fluctuations and changes in market interest rates;

•	the amount of Walmart's net sales denominated in particular currencies other than the U.S. dollar;

•	Walmart's effective tax rate and factors affecting that rate; and

•	changes in generally accepted accounting principles and unanticipated changes in accounting estimates or judgments.

Walmart discusses certain of the foregoing factors more fully and other risks relating to its operations and financial performance in its most recent annual report on Form 10-K filed with the SEC and certain of its other filings with the SEC. You should read this release in conjunction with that annual report on Form 10-K and Walmart’s quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC through this release's date. Walmart urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecast or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements contained in this release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Consolidated Statements of Income
(Unaudited)

	Quarters Ended			Fiscal Years Ended
SUBJECT TO RECLASSIFICATION	January 31,			January 31,
(Dollars in millions, except per share data)	2015	2014	Percent Change	2015	2014	Percent Change
Revenues:
Net sales	$130,650	$128,786	1.4%	$482,229	$473,076	1.9%
Membership and other income	915	920	(0.5)%	3,422	3,218	6.3%
Total revenues	131,565	129,706	1.4%	485,651	476,294	2.0%
Costs and expenses:
Cost of sales	99,115	97,971	1.2%	365,086	358,069	2.0%
Operating, selling, general and administrative expenses	24,501	24,388	0.5%	93,418	91,353	2.3%
Operating income	7,949	7,347	8.2%	27,147	26,872	1.0%
Interest:
Debt	560	516	8.5%	2,161	2,072	4.3%
Capital leases	63	65	(3.1)%	300	263	14.1%
Interest income	(37)	(27)	37.0%	(113)	(119)	(5.0)%
Interest, net	586	554	5.8%	2,348	2,216	6.0%
Income from continuing operations before income taxes	7,363	6,793	8.4%	24,799	24,656	0.6%
Provision for income taxes	2,175	2,249	(3.3)%	7,985	8,105	(1.5)%
Income from continuing operations	5,188	4,544	14.2%	16,814	16,551	1.6%
Income from discontinued operations, net of income taxes	—	106	(100.0)%	285	144	97.9%
Consolidated net income	5,188	4,650	11.6%	17,099	16,695	2.4%
Less consolidated net income attributable to noncontrolling interest	(222)	(219)	1.4%	(736)	(673)	9.4%
Consolidated net income attributable to Walmart	$4,966	$4,431	12.1%	$16,363	$16,022	2.1%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$5,188	$4,544	14.2%	$16,814	$16,551	1.6%
Less income from continuing operations attributable to noncontrolling interest	(222)	(190)	16.8%	(632)	(633)	(0.2)%
Income from continuing operations attributable to Walmart	$4,966	$4,354	14.1%	$16,182	$15,918	1.7%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.54	$1.35	14.1%	$5.01	$4.87	2.9%
Basic income per common share from discontinued operations attributable to Walmart	—	0.02	(100.0)%	0.06	0.03	100.0%
Basic net income per common share attributable to Walmart	$1.54	$1.37	12.4%	$5.07	$4.90	3.5%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.53	$1.34	14.2%	$4.99	$4.85	2.9%
Diluted income per common share from discontinued operations attributable to Walmart	—	0.02	(100.0)%	0.06	0.03	100.0%
Diluted net income per common share attributable to Walmart	$1.53	$1.36	12.5%	$5.05	$4.88	3.5%

Weighted-average common shares outstanding:
Basic	3,230	3,240		3,230	3,269
Diluted	3,242	3,254		3,243	3,283

Dividends declared per common share	$—	$—		$1.92	$1.88

Wal-Mart Stores, Inc.
Consolidated Balance Sheets
(Unaudited)

SUBJECT TO RECLASSIFICATION
(Dollars in millions)	January 31,	January 31,
ASSETS	2015	2014
Current assets:
Cash and cash equivalents	$9,135	$7,281
Receivables, net	6,778	6,677
Inventories	45,141	44,858
Prepaid expenses and other	2,224	1,909
Current assets of discontinued operations	—	460
Total current assets	63,278	61,185
Property and equipment:
Property and equipment	177,395	173,089
Less accumulated depreciation	(63,115)	(57,725)
Property and equipment, net	114,280	115,364
Property under capital leases:
Property under capital leases	5,239	5,589
Less accumulated amortization	(2,864)	(3,046)
Property under capital leases, net	2,375	2,543

Goodwill	18,102	19,510
Other assets and deferred charges	5,671	6,149
Total assets	$203,706	$204,751

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$1,592	$7,670
Accounts payable	38,410	37,415
Accrued liabilities	19,152	18,793
Accrued income taxes	1,021	966
Long-term debt due within one year	4,810	4,103
Obligations under capital leases due within one year	287	309
Current liabilities of discontinued operations	—	89
Total current liabilities	65,272	69,345

Long-term debt	41,086	41,771
Long-term obligations under capital leases	2,606	2,788
Deferred income taxes and other	8,805	8,017
Redeemable noncontrolling interest	—	1,491

Commitments and contingencies

Equity:
Common stock	323	323
Capital in excess of par value	2,462	2,362
Retained earnings	85,777	76,566
Accumulated other comprehensive income (loss)	(7,168)	(2,996)
Total Walmart shareholders’ equity	81,394	76,255
Nonredeemable noncontrolling interest	4,543	5,084
Total equity	85,937	81,339
Total liabilities and equity	$203,706	$204,751

Wal-Mart Stores, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Years Ended
SUBJECT TO RECLASSIFICATION	January 31,
(Dollars in millions)	2015	2014
Cash flows from operating activities:
Consolidated net income	$17,099	$16,695
(Income) loss from discontinued operations, net of income taxes	(285)	(144)
Income from continuing operations	16,814	16,551
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	9,173	8,870
Deferred income taxes	(503)	(279)
Other operating activities	785	938
Changes in certain assets and liabilities:
Receivables, net	(569)	(566)
Inventories	(1,229)	(1,667)
Accounts payable	2,678	531
Accrued liabilities	1,249	103
Accrued income taxes	166	(1,224)
Net cash provided by operating activities	28,564	23,257

Cash flows from investing activities:
Payments for property and equipment	(12,174)	(13,115)
Proceeds from the disposal of property and equipment	570	727
Proceeds from disposal of certain operations	671	—
Other investing activities	(192)	(138)
Net cash used in investing activities	(11,125)	(12,526)

Cash flows from financing activities:
Net change in short-term borrowings	(6,288)	911
Proceeds from issuance of long-term debt	5,174	7,072
Payments of long-term debt	(3,904)	(4,968)
Dividends paid	(6,185)	(6,139)
Purchase of Company stock	(1,015)	(6,683)
Dividends paid to noncontrolling interest	(600)	(426)
Purchase of noncontrolling interest	(1,844)	(296)
Other financing activities	(409)	(260)
Net cash used in financing activities	(15,071)	(10,789)

Effect of exchange rates on cash and cash equivalents	(514)	(442)

Net increase (decrease) in cash and cash equivalents	1,854	(500)
Cash and cash equivalents at beginning of year	7,281	7,781
Cash and cash equivalents at end of year	$9,135	$7,281

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Calculation of Return on Investment and Return on Assets
Management believes return on investment (ROI) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with possible short-term impacts.
ROI was 16.9 percent for the fiscal year ended Jan 31, 2015, which was relatively flat compared to ROI for the fiscal year ended Jan. 31, 2014. The slight change in ROI was primarily due to continued investments in store growth and e-commerce initiatives, offset by currency exchange rate fluctuations.
We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8. When we have discontinued operations, we exclude the impact of the discontinued operations.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of 8 for rent expense that estimates the hypothetical capitalization of our operating leases. We consider return on assets (ROA) to be the financial measure computed in accordance with generally accepted accounting principles (GAAP) that is the most directly comparable financial measure to our calculation of ROI. ROI differs from ROA (which is consolidated income from continuing operations for the period divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets of continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.
Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Fiscal Years Ended
		January 31,
(Dollars in millions)		2015	2014
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$27,147	$26,872
+ Interest income		113	119
+ Depreciation and amortization		9,173	8,870
+ Rent		2,777	2,828
Adjusted operating income		$39,210	$38,689

Denominator
Average total assets of continuing operations[1]		$203,999	$203,680
+ Average accumulated depreciation and amortization[1]		63,375	57,907
- Average accounts payable[1]		37,913	37,748
- Average accrued liabilities[1]		18,973	18,802
+ Rent x 8		22,216	22,624
Average invested capital		$232,704	$227,661
Return on investment (ROI)		16.9%	17.0%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations		$16,814	$16,551
Denominator
Average total assets of continuing operations[1]		$203,999	$203,680
Return on assets (ROA)		8.2%	8.1%

	As of January 31,
Certain Balance Sheet Data	2015	2014	2013
Total assets of continuing operations	$203,706	$204,291	$203,068
Accumulated depreciation and amortization	65,979	60,771	55,043
Accounts payable	38,410	37,415	38,080
Accrued liabilities	19,152	18,793	18,808

1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $16.4 billion and $10.1 billion for the fiscal years ended January 31, 2015 and 2014, respectively. The increase in free cash flow was primarily due to the timing of payments for accounts payable and accrued liabilities, as well as the timing of income tax payments, combined with lower capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Fiscal Years Ended
	January 31,
(Dollars in millions)	2015	2014
Net cash provided by operating activities	$28,564	$23,257
Payments for property and equipment	(12,174)	(13,115)
Free cash flow	$16,390	$10,142

Net cash used in investing activities[1]	$(11,125)	$(12,526)
Net cash used in financing activities	$(15,071)	$(10,789)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions, if any, until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months and fiscal year ended Jan. 31, 2015.

	Three Months Ended January 31, 2015				Fiscal Year Ended January 31, 2015
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2015	Percent Change	2015	Percent Change	2015	Percent Change	2015	Percent Change
Total revenues:
As reported	$36,537	(3.8)%	$131,565	1.4%	$137,424	(0.1)%	$485,651	2.0%
Currency exchange rate fluctuations[1]	2,626		2,626		5,323		5,323
	39,163		134,191		142,747		490,974
Total revenues from acquisitions	—		—		—		—
Constant currency total revenues	$39,163	3.1%	$134,191	3.5%	$142,747	3.7%	$490,974	3.1%

Net sales:
As reported	$36,205	(3.9)%	$130,650	1.4%	$136,160	(0.3)%	$482,229	1.9%
Currency exchange rate fluctuations[1]	2,599		2,599		5,267		5,267
	38,804		133,249		141,427		487,496
Net sales from acquisitions	—		—		—		—
Constant currency net sales	$38,804	3.0%	$133,249	3.5%	$141,427	3.6%	$487,496	3.0%

Operating income:
As reported	$2,050	66.4%	$7,949	8.2%	$6,171	19.8%	$27,147	1.0%
Currency exchange rate fluctuations[1]	163		163		225		225
	2,213		8,112		6,396		27,372
Operating income (loss) from acquisitions	—		—		—		—
Constant currency operating income	$2,213	79.6%	$8,112	10.4%	$6,396	24.1%	$27,372	1.9%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Underlying EPS
The underlying diluted earnings per share from continuing operations attributable to Walmart (Underlying EPS) for each of the three-month periods and fiscal years ended Jan. 31, 2015 and 2014 is considered a non-GAAP financial measure under the SEC's rules because the Underlying EPS for each such period includes certain amounts not included in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for each of the three-month periods and fiscal years ended Jan. 31, 2015 and 2014. Management believes that the Underlying EPS for each of the three-month periods and fiscal years ended Jan. 31, 2015 and 2014 is a meaningful metric to share with investors because that metric, which adjusts EPS for such period for certain items recorded in such period, is the metric that best allows comparison of the performance for the comparable period. In addition, the metric affords investors a view of what management considers Walmart's core earnings performance for each of the three-month periods and fiscal years ended Jan. 31, 2015 and 2014 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable period.

We have calculated the Underlying EPS for the three months and the fiscal year ended Jan. 31, 2015 by adjusting the EPS for each period for the amount of the dilutive impact of: (1) the effect of the wage and hour litigation matter (Wage and Hour Litigation Matter) and (2) the closure of approximately 30 underperforming stores in Japan (Japan Store Closures).

Underlying EPS for each of the three months and the fiscal year ended Jan. 31, 2015 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months and the fiscal year ended Jan. 31, 2015, respectively.

Underlying EPS - Fiscal 2015
	Three Months Ended January 31, 2015	Fiscal Year Ended January 31, 2015
Diluted net income per common share:

Underlying EPS	$1.61	$5.07
Adjustments to Underlying EPS

Wage and Hour Litigation Matter	(0.05)	(0.05)
Japan Store Closures	(0.03)	(0.03)

EPS	$1.53	$4.99

As previously disclosed in our fiscal year ended Jan. 31, 2014 press release, we have calculated the Underlying EPS for the three months and the fiscal year ended Jan. 31, 2014 by adjusting the EPS for each period for the amount of the dilutive impact of: (1) Brazil non-income tax contingencies (Brazil Taxes); (2) Brazil employment claim contingencies (Brazil Employment Matters); (3) the closure of 54 underperforming Brazil and China stores (Store Closures); (4) China store lease expense charges (Lease Matters); (5) the India transaction (India Transaction); and (6) Sam's Club U.S. staff restructuring and club closure (Sam's Restructuring).

Underlying EPS for the three months and the fiscal year ended Jan. 31, 2014 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months and the fiscal year ended Jan. 31, 2014.

Underlying EPS - Fiscal 2014
	Three Months Ended January 31, 2014	Fiscal Year Ended January 31, 2014
Diluted net income per common share:

Underlying EPS	$1.60	$5.11
Adjustments to Underlying EPS

Brazil Taxes	(0.06)	(0.06)
Brazil Employment Matters	(0.05)	(0.05)
Store Closures	(0.06)	(0.06)
Lease Matters	(0.03)	(0.03)
India Transaction	(0.05)	(0.05)
Sam's Restructuring	(0.01)	(0.01)

EPS	$1.34	$4.85

Comparable Sales Measures and Sam's Club Measures
The following financial measures presented in the press release to which this reconciliation is attached are non-GAAP financial measures as defined by the SEC's rules:

•
the comparable club sales of the company's Sam's Club operating segment (Sam's Club) for the 13-week and 52-week period ended Jan. 30, 2015 and the 14-week and 53 week period ended Jan. 31, 2014, the projected comparable club sales of Sam's Club for the 13 weeks ending May 1, 2015 and the comparable club sales of Sam's Club for the 13 weeks ended May 2, 2014, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures");

•
the net sales of Sam's Club for the fiscal year ended Jan. 31, 2015 and the percentage increase in the net sales of Sam's Club for the fiscal year ended Jan. 31, 2015 over the net sales of Sam's Club for the fiscal year ended Jan. 31, 2014 in each case calculated by excluding Sam's Club's fuel sales for the relevant period; and

•
the segment operating income of Sam's Club for the three month periods and fiscal years Jan. 31, 2015 and 2014, the percentage increase in the segment operating income of Sam's Club for the three months or fiscal year Jan. 31, 2015 over the segment operating income of Sam's Club for the three months or fiscal year Jan. 31, 2014, in each case calculated by excluding Sam's Club's fuel sales for the relevant period (collectively with the financial measures described in the immediately preceding bullet point, the "Sam's Club Measures").

We believe the Sam's Club comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented calculated by including fuel sales are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam’s Club Comparable Sales Measures. We believe Sam's Club's projected comparable club sales for the 13-week period ending May 1, 2015 calculated by including fuel sales is the financial measure computed in accordance with GAAP most directly comparable to the projected comparable club sales of Sam's Club for the 13-week period ending May 1, 2015 calculated by excluding fuel sales. We believe the reported Sam's Club's net sales, percentage increase in net sales, segment operating income and percentage increase in segment operating income for the periods for which the corresponding Sam's Club Measures are presented are the most directly comparable financial measures computed in accordance with GAAP to the respective Sam’s Club Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures and the Sam's Club Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales of Sam's Club, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales and on Sam's Club's net sales and operating income for the periods presented.

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